UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 1, 2014
_________________________________________________________________
First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road; Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (919) 716-7000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Redemption of Debentures and Trust Preferred Securities

On December 1, 2014, Deutsche Bank National Trust Company, which serves as indenture trustee for First Citizens BancShares, Inc.'s ("BancShares") $51,547,000 aggregate principal amount of 8.25% Junior Subordinated Deferrable Interest Debentures due March 15, 2028 (the “Debentures”), and as property trustee for BancShares' capital trust subsidiary, FCB/SC Capital Trust I (the “Trust”), notified investors that BancShares will redeem the Debentures in whole on December 31, 2014 (the “Redemption Date”). The redemption price will be 101.65% of the principal amount of the Debentures, plus accrued and unpaid interest to the Redemption Date.

All of the Debentures are held by the Trust, and redemption of the Debentures will result in the Trust's redemption in whole on the Redemption Date of its outstanding 8.25% trust preferred securities issued during 1998 in the aggregate liquidation amount of $50,000,000 (CUSIP 30244CAC0). The redemption price of the trust preferred securities will be 101.65% of their liquidation amount, plus accrued and unpaid distributions to the Redemption Date.

The Debentures were originally issued by First Citizens Bancorporation, Inc. ("Bancorp") and were assumed by BancShares in connection with Bancorp's merger into and with BancShares effective October 1, 2014. The Trust is a former capital trust subsidiary of Bancorp which became a subsidiary of BancShares when the merger became effective.

Merger of Bank Subsidiaries

BancShares previously announced that, following its acquisition of Bancorp effective on October 1, 2014, it would merge Bancorp's former bank subsidiary, First Citizens Bank and Trust Company, Inc., Columbia, S.C. ("FCB/SC"), into BancShares' bank subsidiary, First-Citizens Bank & Trust Company, Raleigh, N.C. ("FCB/NC"). FCB/SC became a separate bank subsidiary of BancShares when Bancorp merged into BancShares. BancShares anticipates that the merger of FCB/SC into and with FCB/NC will occur on January 1, 2015, with FCB/NC as the surviving bank in the merger. The conversion of FCB/SC's operations and data processing systems is expected to occur during the latter part of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

Date:	December 1, 2014	By: /s/ CRAIG L. NIX
Craig L. Nix
Chief Financial Officer